Exhibit 3.45(a)

ARTICLES OF INCORPORATION

OF

McCOY COAL COMPANY

KNOW ALL MEN BY THESE PRESENTS:

           That we, the undersigned, have associated and do hereby associate for the purpose of forming a corporation under the laws of the Commonwealth of Kentucky.

ARTICLE I

           The corporation hereby proposed to be organized shall be named and known as McCoy Coal Company, by which name it may contract and be contracted with, sue and be sued, adopt a corporate seal and do all things necessary to the conduct of its business in the furtherance of its expressed purpose.

ARTICLE II

           The purpose and nature of the business which is to be transacted and promoted and carried on by this corporation shall be carrying on the business of producing, buying and selling and otherwise dealing in coal, coke and other fuel products, both at wholesale and retail and to buy, sell, convey, lease, pledge, mortgage, exchange, assign or otherwise acquire, hold and dispose of, handle and otherwise deal in and with real and personal property or any interest therein of whatever name, nature and description, and wherever the same may be situated, either within or without the State of Kentucky, and to exercise unlimitedly all rights and powers incident to the acquisition, holding or disposition of such interest; to lend money, credit or property to, guarantee or assume interests in, or contracts or obligations of, and otherwise an/or assist in any other manner corporations, associations and persons, to do all things necessary or desirable to protect or enhance directly or indirectly the value of any interest owned by the corporation or in which it may have any beneficial interest or rights; to borrow money, credit or property, to make contracts, to incur obligations and to secure the same by mortgage or pledge of all or part of its assets or franchises; to act for others in any capacity or manner, to participate with others and to merge or consolidate with other concerns in any business, enterprise or transaction which the company is authorized to engage in, in any manner and on any terms, and to do any and all further acts consistent with the purposes hereinbefore set forth, as now or hereafter authorized by law for a corporation, it being the intention that the enumeration of specific powers shall not operate to limit in any manner the general powers conferred upon corporations by the laws of the Commonwealth of Kentucky.

ARTICLE III

           The duration of this corporation shall be perpetual.

ARTICLE IV

           The address of the registered office of this corporation is (no street address) Hindman, Knott County, Kentucky. The name and address of its registered agent is Earl M. Cornett, (no street address) Hindman, Knott County, Kentucky 41822.

ARTICLE V

           The total number of shares of stock authorized to be issued and the authorized class thereof shall be 100 shares of no par value stock. The voting power of such stock shall be one vote per share.

ARTICLE VI

           The name and addresses of the incorporators and the number of share subscribed each are:

Earl M. Cornett	Box 451, Hindman, Kentucky	50 shares

Warren J. Mullins	(no street address) Brinkley, Kentucky	50 shares

ARTICLE VII

           Two directors of the corporation are to be elected at the first meeting of the shareholders, to be held as soon as practicable after the issuance of the certificate of corporation. The names and addresses of these directors are: Earl M. Cornett, Box 451, Hindman, Kentucky 41822, and Warren J. Mullins, Brinkley, Kentucky 41805. They shall serve until the first annual meeting of the shareholders or until their successors be elected and qualify.

ARTICLE VIII

           The general officers of this corporation shall be a president, vice president, secretary and treasurer.

ARTICLE IX

           The affairs of the corporation shall be conducted by the herinbefore mentioned Board of Directors, as the law sets forth and said Board of Directors shall have the power to make all such by-laws, rules and regulations, and the conducting of the business as shall not be inconsistent with these articles.

           IN WITNESS WHEREOF, we the incorporators have hereunto set our hands, this 11th day of February, 1977.

s/Earl M. Cornett EARL M. CORNETT s/Warren J. Mullins WARREN J. MULLINS

STATE OF KENTUCKY

COUNTY OF KNOTT

           Personally came before me this 11 day of February, 1977 the above named Earl M. Cornett and Warren J. Mullins, to me known to be the persons who executed the foregoing instrument, and acknowledged the same to be their free act and deed.

           Witness my signature and seal of office this 11 day of February, 1977.

s/Betty Lee Chaffins NOTARY PUBLIC

THIS INSTRUMENT PREPARED BY
EARL M. CORNETT
ATTORNEY AT LAW
HINDMAN, KENTUCKY 41822
s/ Earl M. Cornett

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MCCOY COAL COMPANY

           Pursuant to the provisions of KRS 271A. 305, the undersigned Corporation adopts the following Articles of Amendment to the Articles of Incorporation:

           FIRST: The name of the Corporation is McCoy Coal Company.

           SECOND: The following Amendments to the Articles of Incorporation were adopted by Resolution by the Board of Directors on June 26, 1979, and after proper Notice, were submitted to a vote of the Shareholders at a Meeting on June 26, 1979, and were adopted upon receipt of an affirmative vote of the holders of the majority of the shares entitled to vote thereon. The following Paragraph is added to Article II, which is the Purpose Clause of the Corporation, to-wit:

           The Company's Articles of Incorporation are amended to provide that one of the purposes of the Company shall be to purchase or lease or otherwise acquire farm properties and other real estate and to improve and develop the same and to plant, service and cultivate and harvest all kinds of farm produce and products of the soil thereon; to manufacture, lease, produce, buy, sell and otherwise deal in any and all kinds of farm and dairy products and to engage in the dairying business and to buy, lease, sell and deal in all machinery, tools, implements and other things used in connection with any of the purposes aforesaid and in general, to enjoy all of the rights, powers and privileges necessary or incidental to the conduct of said business.

           THIRD: The number of shares of the corporation outstanding at the time of such adoption was 66 2/3 shares, and the number of shares entitled to vote thereon was 66 2/3.

           FOURTH: The number of shares voted for such amendment was 66 2/3 and the number of shares voted against such amendment was zero.

           Dated this 27th day of June, 1979.

MCCOY COAL COMPANY BY s/Warren J. Mullins PRESIDENT s/ Earl M. Cornett SECRETARY

STATE OF KENTUCKY

COUNTY OF KNOTT

           I, BETSY LEE CHAFFINS, Notary Public for the County and State aforesaid, do hereby certify that on this 27th day of June, 1979, personally appeared before me, Warren J. Mullins and Earl m. Cornett, who being by me first duly sworn, declared that Warren J. Mullins is President and Earl M. Cornett is Vice President and Secretary-Treasurer of McCoy coal Company, and that they signed the foregoing document a said Officers of McCoy Coal Company and that the statements contained therein are true.

           My Comm. expires 4-6-80.

s/ Betsy Lee Chaffins NOTARY PUBLIC